SIXTH AMENDMENT TO THE
                        CLUBCORP STOCK INVESTMENT PLAN


Amendment made this 4th day of September, 1997, by Club Corporation International (the "Company").

                             W I T N E S S E T H:
                             -------------------

WHEREAS, the Company maintains the ClubCorp Stock Investment Plan (the "Plan"); and

WHEREAS, the Company amended and restated the Plan effective January 1, 1995 and subsequently amended the Plan to make certain technical qualification changes in response to a request from the Internal Revenue Service; and

WHEREAS, the Company has amended the Plan on several occasions with the most recent amendment effective April 22, 1997 to provide that all matching contributions made to the Plan shall be made in either cash or shares of Company Stock; and

WHEREAS, the Company now desires to amend the Plan to correct and clarify certain changes made to the Plan by the Fourth Amendment and to comply with the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. No. 103-353, and section 414(u) of the Internal Revenue Code of 1986, as amended; and

WHEREAS,  the Plan may be amended by the Company pursuant to the provisions of
Article  XV  of  the  Plan,  and  the  Company  desires  to  amend  the  Plan:

NOW, THEREFORE, the Plan is amended as follows, effective as of September 1, 1996 except as otherwise provided herein:

1. Effective as of December 12, 1994, the following new Section 3.05 is added at the end of Article III:

"3.05    Military  Service.  Notwithstanding any provision of this Plan to the
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contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u). Loan repayments, if any, will be suspended under this Plan as permitted under Code Section 414(u)(4)."

2. Existing Subsection 4.05(2) is deleted in its entirety and the following is substituted in its place:

"4.05(2) Effective as of July 1, 1995, each Employee who becomes eligible or who at a given time is about to become eligible to participate in the Plan shall elect, at such time and in such form as the Plan Administrator shall in its sole and absolute discretion determine, to defer the receipt of a portion of hisCompensation or to receive his entire Compensation in cash, in accordance with Subsection 4.05(1). The Plan Administrator shall establish and communicate to Employees uniform and nondiscriminatory procedures for the election of percentage rates of Pre-Tax Contributions, including procedures regarding the effective date of such election, and may change said procedures at such times and in such manner as the Plan Administrator may determine to be necessary or desirable. Any such change in procedures shall be communicated to Employees.

A Participant who has previously elected to defer the receipt of a portion of his Compensation pursuant to this Section 4.05 may elect to change the amount of the deferral of his Compensation effective on the first day of the July 1 or January 1 next following the date notice is received by the Plan Administrator; provided, however, that a notice of the change in the election must be delivered to the Plan Administrator in the form prescribed by the Plan Administrator within the applicable Election Period prior to July 1 or January 1."

3. Existing Subsection 4.06(3)(b) is amended by deleting the following paragraph from the end thereof:

"Notwithstanding any Plan provision to the contrary, in no event shall Pre-Tax Matching Contributions remain allocated to a Highly Compensated Employee's Account, and such amounts shall be treated as Forfeitures (in the same manner as provided in Subsection ___), if the Pre-Tax Contributions which were matched by such Pre-Tax Matching Contributions are refunded as Excess Contributions under this Subsection 4.06(3)(b)."

4. Existing Section 4.07 is amended by deleting the following paragraph from the end thereof:

"Notwithstanding any Plan provision to the contrary, in no event shall Pre-Tax Matching Contributions remain allocated to a Highly Compensated Employee's Account, and such amounts shall be treated as Forfeitures (in the same manner as provided in Subsection ____), if the Pre-Tax Contributions which were matched by such Pre-Tax Matching Contributions are refunded as Excess Contributions under this Subsection 4.07."

5. The Existing Section 4.10 is amended to add the following to the end thereof:

"All partial withdrawals must be for a minimum of five hundred dollars ($500). All partial withdrawals over five hundred dollars ($500) must be made in two hundred fifty dollar ($250) increments.

Withdrawals under this Section 4.10 shall be paid as soon as possible after the first January 1 or July 1 following receipt by the Plan Administrator of the written application for withdrawal. General withdrawals shall be valued and theamounts of the withdrawal shall be subtracted from the Participant's After-Tax Contribution Account as of the Allocation Date immediately following the date that the withdrawal request is received by the Plan Administrator, after allocation of earnings, losses, appreciation and depreciation for the quarter.

6. Existing subsection 4.13(1) is amended to delete the word "written" from the first sentence thereof.


7. Existing Subsection 5.02(4) is deleted in its entirety, and the following is substituted in its place:

"5.02(4) If the amount of any Participants Pre-Tax Contributions and After-Tax Contributions are refunded in accordance with Subsection 5.02(2), the amount of such refund (adjusted for earnings, losses, appreciation or depreciation) shall be disregarded for purposes of the $7,000 limitation set forth in Subsection 4.05(b) and Sections 4.06 and 4.09.

8. Existing Section 10.04 is amended to delete Subsection 10.04(7) therefrom, in its entirety.

9. Existing Section 11.05 is amended to add a new paragraph to the end thereof as follows:

"In the event an Alternate Payee dies prior to distribution of the amounts payable to the Alternate Payee pursuant to the Qualified Domestic Relations Order, the amount payable shall be distributed as provided in the Qualified Domestic Relations Order. If the Qualified Domestic Relations Order does not specify how such amounts are to be distributed in the event of the Alternate Payee's death, the Plan Administrator shall cause such amounts to be distributed to a Beneficiary designated by the Alternate Payee or if no Beneficiary has been designated, in accordance with Subsection 9.02(1) (by substituting Alternate Payee for Participant whenever such term appears in that Section)."

10. Existing Section 12.05 is amended to add a new Subsection 12.05(2) to the end thereof as follows:

"12.05(2) If the Plan Administrator is in doubt as to whether payments are being received by the person entitled thereto, it shall, by registered mail addressed to the person concerned, at his address last known to the Plan Administrator, notify such person that all unmailed and future payments shall be withheld until he provides the Plan Administrator with a sworn statement, properly notarized, evidencing his continued life and his proper mailing address."

IN WITNESS WHEREOF, this Amendment has been executed the day and year first above written.

     CLUB  CORPORATION  INTERNATIONAL


     By:    Kim  S.  Besse

     Its: